Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Ms. Lei Huang, Account Manager
Chief Financial Officer	CCG Investor Relations
China Biologic Products, Inc.	Phone: +1 (646) 833-3417
Tel: +86-538-6202206	Email: lei.huang@ccgir.com
Email: IR@chinabiologic.com	www.ccgirasia.com
www.chinabiologic.com
Mr. Crocker Coulson, President
Phone: +1 (646) 213-1915
Email: crocker.coulson@ccgir.com

For Immediate Release

China Biologic Products Announces
First Quarter 2010 Results

  Q1 revenue grew 28.1% to $27.1 million

  Non-GAAP adjusted net income grew 60.6% to $7.5 million

Tai'an, Shandong Province, PRC, May 17, 2010 – China Biologic Products, Inc. (NASDAQ: CBPO) (“China Biologic” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China (“PRC”), operating through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. (“Taibang”) and Guiyang Dalin Biologic Technologies Co., Ltd. (“Dalin”) and its equity investment in Xi’an Huitian Blood Products Co., Ltd. (“Huitian”), today reported financial results for its first quarter ended March 31, 2010.

First Quarter 2010 Highlights

  Revenues increased 28.1% year-over-year to $27.1 million

  Gross profit rose 35.9% year-over-year to $20.3 million, representing a gross margin of 74.9%, as compared to 70.6% a year ago

  Operating income grew 31.4% to $13.2 million

  GAAP net income attributable to controlling interest was $10.6 million, or $0.41 per diluted share, including a $3.8 million non-cash gain from change in the fair value of derivative liabilities

  Excluding the non-cash gain, interest on convertible notes and non-cash employee compensation, non-GAAP adjusted net income was $7.5 million or $0.28 per diluted share, a 60.6% increase from $4.7million or $0.22 per diluted share a year ago

“We are pleased to report a strong start in 2010 with a robust 28% top-line and 61% adjusted bottom-line growth in the first quarter,” said Mr. Chao Ming Zhao, Chief Executive Officer of China Biologic. “In addition to the strong financial performance, we have begun the expansion of our network of plasma collection centers with one acquisition and the approvals to build two new plasma stations. We expect that these opportunities for increased collection capacity, coupled with our advancing new product pipeline, will position us to gain market share and further strengthen the Company’s leadership in the PRC plasma market.”

First Quarter 2010 Results

Revenue for the first quarter of 2010 increased 28.1% to $27.1 million, from $21.1 million in the same 2009 period. The revenue growth is primarily attributable to a general price increase ranging from 3.1% to 118.3% across the Company’s plasma-based product portfolio. The price increase is mainly due to the continued supply shortage in China’s plasma industry. The Company anticipates the potential for some modest price increases in the future on select products but has not factored in any price increases in its 2010 guidance and outlook.

Human albumin product continues to be the largest product, accounting for 46.9% of total sales, and has experienced the smallest average price increase of 3.1% . The average price for the Company’s most in-demand product, the human immunoglobulin for intravenous injection products, rose 34.2%, and contributed to 19.9% of total revenues, while, the average price for the Company’s human immunoglobulin products contributed only 2.4% of total revenues, a 118.3% increase .

Gross profit for the first quarter of 2010 was $20.3 million, up 35.9%, from $14.9 million in the first quarter of 2009. Gross profit margin expanded to 74.9% from 70.6% in the same period a year ago and 72.6% in the fourth quarter of 2009. The gross profit margin expansion was primarily attributable to the increase in the average selling price of the Company’s plasma products year-over-year and quarter-over-quarter.

Operating expenses in the first quarter increased 45.2% to $7.1 million, from $4.9 million in the same period last year. Higher expenses primarily reflected the 149.9% increase in research and development spending, mostly related to the development of two late stage pipeline projects, currently awaiting governmental approval. General and administrative expenses rose 29.8% in the 2010 period due to costs associated with the integration of multiple sites after the acquisition of Dalin, which was partially offset by lower legal and accounting expenses associated with the Dalin acquisition. Selling expenses increased 62.7% year-over-year due to higher salaries and promotional expenses associated with the Company’s efforts to increase direct sales to hospitals and inoculation centers to drive volume growth. As a percentage of revenue, total operating expenses increased by 3.1% from 23.0% to 26.1% for the same period in 2009.

Income from operations in the 2010 first quarter was $13.2 million, a 31.4% increase from $10.1 million during the same period a year ago. Operating margin rose to 48.8% from 47.6% year-over-year.

Total net other income was $4.7 million in the 2010 first quarter, as compared to net other expense of $0.8 million in the same 2009 period. The increase primarily reflected a $3.8 million gain related to change in the fair value of warrant liabilities.

Income taxes increased to $3.2 million in the 2010 first quarter, from $2.0 million in the prior year. The effective tax rate was 17.9% in the first quarter, as compared to 21.9% same quarter last year.

Net income attributable to controlling interest for the 2010 first quarter was $10.6 million, or $0.41 per diluted share, and included a $3.8 million non-cash gain related to change in the fair value of derivative liabilities. Net income during the 2009 first quarter was $4.3 million, or $0.20 per diluted share, which included a non-cash $0.4 million charge related to change in the fair value of warrants.

Excluding non-cash employee compensation expenses, change in the fair value of derivative liabilities and interest related to the convertible notes under the if-converted method, non-GAAP adjusted net income for the three months ended March 31, 2010 was $7.5 million, or $0.28 per diluted share, up 60.6% from $4.7 million, or $0.22 per diluted share, in the same 2009 period.

Financial Condition

As of March 31, 2010, the Company had $51.2 million in cash and cash equivalents, approximately $49.2 million in working capital, and a current ratio of 2.0x. Total stockholder’s equity at the end of the quarter was $66.6 million, up from $50.5 million at the end of 2009.

The Company generated $2.1million in net cash from operating activities in the first quarter of 2010, as compared to $7.1 million in the same period of 2009. The decline in operating cash flow was primarily due to an increase in inventory and accounts receivable and income taxes paid. Higher inventory reflected increased plasma collection and timing of SFDA approval of finished plasma goods, while higher accounts receivable reflects increased end-user sales to hospitals.

Recent Events and Updates

On April 5, 2010, Shandong Taibang, the Company’s subsidiary was recognized by the Shandong Province Department of Science and Technology as a National Center of Excellence for New Drug and Technology Development. The award indicates provincial expectation that Shandong Taibang will serve as an industry model and help drive the development of the pharmaceutical industry in Shandong province. As a result of the award, Shandong Taibang along with other National Centers of Excellence companies, will have increased opportunities to collaborate on research and development opportunities and will be eligible for government funding and other support programs for use in new drug development efforts.

On May 12, 2010, China Biologic announced the achievement of a significant milestone with the receipt of Shandong provincial government approval to build two new plasma stations in Shandong. Once the new plasma stations are operational, the Company will have 18 total plasma stations and expects the two new plasma stations will increase aggregate plasma collection capacity by up to an additional to 80 metric tons over the next few years.

2010 Guidance and Business Outlook

China Biologic is guiding to 2010 revenues in the range of $142 million and $149 million and 2010 adjusted net income in the range of $34 million and $36 million. The first quarter of each year is typically the slowest period for the Company, mainly due to the Chinese New Year holiday that temporarily reduces customer purchase volume and slows the SFDA approval for the release of finished goods. In the first quarter of 2010, the Company saw the same pattern with a limited supply of certain plasma products due to the timing of government approval of new batches of products for commercialization. Management is confident in continuing strong growth for the remainder of 2010.

Guidance for 2010 adjusted net income excludes any non-cash gain or loss related to change in the fair value of derivative liabilities, stock-based compensation expense and any adjustments in the U.S. federal income tax provision in 2010 related to the expiration of the look-through exception for Subpart F income on December 31, 2009, and excluded any acquisitions, new product approvals or operational impact from new plasma stations. The guidance also does not assume any material price or volume increases during the year. As a matter of policy, the Company does not intend to update this guidance during the year.

China Biologic’s applications for Human Prothrombin Complex Concentrate and Human Coagulation Factor VIII remain under SFDA review. Management expects to commercially launch these two products in late 2010 or early 2011. The new products will enrich the Company’s product portfolio and enhance its competitive position in the plasma-based product market.

Mr. Zhao added, “Supply in China’s plasma industry remains tight due to high government standards. At China Biologic, we are actively evaluating opportunities to expand our plasma market share by increasing the capacity of our existing plasma stations, expanding the target population of potential plasma donors and acquiring or building new plasma stations. Our acquisition of Yuncheng Ziguang Biotech earlier this year and the recent approval to build two new plasma stations in Shandong demonstrate the Company’s commitment to growing the business for the long-term. We are off to a strong start in 2010 and we look forward to sharing our exciting development in the coming quarters.”

Conference Call

China Biologic will host a conference call at 8:00 a.m. EDT on Monday, May 17, 2010, to discuss the first quarter of 2010 financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-409-5468. International callers should dial +1-702-894-2400. The pass code for the call is 74929602. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Monday, May 17, 2010 at 9:00 a.m. EDT. To access the replay, dial 800-642-1687, international callers should dial +1-706-645-9291. The conference pass code is 74929602.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is currently the largest non-state-owned plasma-based biopharmaceutical company in China. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies, and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website www.chinabiologic.com for additional information.

Safe Harbor Statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements,” including statements regarding: the ability of the Company to achieve the financial guidance provided by the management; the ability of the Company to win SFDA approval for its research and development pipeline projects, and commercially launch new products; the Company’s ability to build new or expand existing plasma collection stations and increase plasma collection capacity; the Company’s ability to otherwise achieve its commercial objectives, including its ability to gain market share and further strengthen the Company’s leadership in the PRC plasma market; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

– FINANCIAL TABLES FOLLOW

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS ENDED March, 2010 AND 2009

	Three Months Ended		Three Months Ended
	March 31, 2010		March 31, 2009
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Net Income - Non GAAP	$7,516,077	$0.28	$4,678,714	$0.22
Non-cash employee compensation (1)	$571,893	$0.02	$27,373	$0.00
Income in fair value of derivative liabilities (2)	($3,833,577)	($0.14)	$393,023	$0.02
Net Income attributable to controlling interest for diluted EPS (3)	$10,777,761	$0.41	$4,258,318	$0.20
Interest add back on Convertible Notes	$172,121		---
Net Income attributable to controlling interest	$10,605,640		$4,258,318
Weighted average number of shares – diluted	26,471,425		21,434,942

(1)	Non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan

(2)	Adoption of a new accounting rule effective January 1, 2009 requires changes in the fair value of derivative liabilities to be recognized in earnings each quarter.

(3)	Net Income attributable to controlling interest for calculating diluted earnings per share includes interest add back on Convertible Notes.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND MARCH 31, 2009
(Unaudited)

	2010	2009
REVENUES:
Revenues	$26,861,522	$20,905,869
Revenues - related party	237,031	242,729
Total revenues	27,098,553	21,148,598

COST OF REVENUES:
Cost of revenues	6,798,854	6,214,930

GROSS PROFIT	20,299,699	14,933,668

OPERATING EXPENSES:
Selling expenses	942,908	579,496
General and administrative expenses	4,962,252	3,822,907
Research and development expenses	1,168,655	467,727
Total operating expenses	7,073,815	4,870,130

INCOME FROM OPERATIONS	13,225,884	10,063,538

OTHER EXPENSE (INCOME):
Equity in income of unconsolidated affiliate	(188,541)	(40,247)
Change in fair value of derivative liabilities	(3,833,577)	393,023
Interest expense, net	181,053	370,853
Other income - related party	(914,289)	0
Other expense, net	94,320	51,315
Total other expense (income), net	(4,661,034)	774,944

INCOME BEFORE PROVISION FOR INCOME TAXES
AND NONCONTROLLING INTEREST	17,886,918	9,288,594

PROVISION FOR INCOME TAXES	3,196,066	2,030,194

NET INCOME BEFORE NONCONTROLLING INTEREST	14,690,852	7,258,400

Less: Net income attributable to noncontrolling interest	4,085,212	3,000,082

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	10,605,640	4,258,318

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	(4,654)	445,939
COMPREHENSIVE INCOME	$10,600,986	$4,704,257

BASIC EARNINGS PER SHARE:
Weighted average number of shares	23,386,893	21,434,942
Earnings per share	$0.45	$0.20

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	26,471,425	21,434,942
Earnings per share	$0.41	$0.20

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31,2010 and DECEMBER 31, 2009

ASSETS
	March 31,	December 31,
	2010	2009
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$51,190,425	$53,843,951
Notes receivable	550,125	0
Accounts receivable, net of allowance for doubtful accounts of $ 1,255,629 and $1,254,955
as of March 31,2010 and December 31, 2009, respectively	3,764,123	1,767,076
Accounts receivable - related party	270,086	222,617
Other receivables	2,177,594	2,186,441
Inventories, net of allowance for obsolete of $717,960 and $519,333 as of		.
March 31,2010 and December 31, 2009, respectively	39,175,405	35,132,724
Prepayments and deferred expense	1,672,261	1,299,125
Deferred tax assets	785,081	1,053,771
Total current assets	99,585,100	95,505,705

PLANT AND EQUIPMENT, net	31,867,690	28,873,413

OTHER ASSETS:
Investment in unconsolidated affiliate	6,815,961	6,627,355
Prepayments - non-current	3,362,943	3,223,960
Intangible assets, net	20,335,295	21,180,322
Goodwill	12,425,589	12,425,589
Total other assets	42,939,788	43,457,226

Total assets	$174,392,578	$167,836,344

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,520,975	$3,701,843
Notes payable	0	48,598
Short term loans - bank	7,408,350	4,474,350
Short term loans - holder of noncontrolling interest	3,652,500	3,652,500
Other payables and accrued liabilities	17,282,264	19,246,814
Other payable - related parties	3,087,527	3,087,527
Accrued interest - holder of noncontrolling interest	1,154,687	2,068,526
Customer deposits	4,553,560	3,868,577
Taxes payable	7,519,268	8,774,079
Investment payable	2,195,365	2,195,365
Total current liabilities	50,374,496	51,118,179

OTHER LIABILITIES:
Other payable - land use right	323,390	323,687
Notes payable, net of discount of $7,325,349 and $8,464,380
as of March 31, 2010 and December 31, 2009, respectively	174,651	89,760
Derivative liability - conversion option	15,275,245	19,960,145
Fair value of derivative instruments	9,177,262	12,701,262
Total other liabilities	24,950,548	33,074,854

Total liabilities	75,325,044	84,193,033

COMMITMENTS AND CONTINGENCIES

EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized,
23,500,803 and 23,056,442 shares issued and outstanding at
March 31 ,2010 and December 31, 2009, respectively	2,349	2,305
Additional paid-in-capital	28,024,808	22,517,077
Statutory reserves	19,831,853	17,414,769
Retained earnings	13,491,161	5,302,605
Accumulated other comprehensive income	5,272,137	5,276,791
Total shareholders' equity	66,622,308	50,513,547

NONCONTROLLING INTEREST	32,445,226	33,129,764

Total equity	99,067,534	83,643,311

Total liabilities and equity	$174,392,578	$167,836,344

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(Unaudited)

	2010		2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to controlling interest	$10,605,640		$4,258,318
Net income attributable to noncontrolling interest	4,085,212		3,000,082
Consolidated net income	14,690,852		7,258,400
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation	793,657		759,072
Amortization	869,251		838,459
Loss on disposal of equipment	3,019		(276)
Recovery of bad debt previously reserved	-		-
Allowance for bad debt - accounts receivables	23,329		26,581
Allowance for bad debt - other receivables and prepayments	-		-
Allowance for obsolete inventories	198,559		-
Deferred tax assets	214,583		-
Stock based compensation	571,893		27,373
Change in fair value of derivative liabilities	(3,833,577)		393,023
Amortization of deferred note issuance cost	86,790		-
Amortization of discount on convertible notes	99,318		-
Equity in income of unconsolidated affiliate	(188,541)		(40,246)
Change in operating assets and liabilities:
Notes receivable	(549,938)		(468,832)
Accounts receivable	(1,997,040)		(97,007)
Accounts receivable - related party	(47,452)		(212,367)
Other receivables	8,847		(18,487)
Inventories	(4,283,720)		(3,513,011)
Prepayments and deferred expenses	(512,690)		(124,944)
Accounts payable	(180,806)		(252,850)
Other payables and accrued liabilities	(2,383,690)		307,916
Accrued interest - holder of noncontrolling interest	(913,840)		305,966
Customer deposits	684,750		2,872,712
Taxes payable	(1,260,708)		(979,190)
Net cash provided by operating activities	2,092,846		7,082,292

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired through acquisition	334		11,938,784
Payments made for acquisition	(1,476,781)		-
Purchase of plant and equipment	(1,443,043)		(986,640)
Additions to intangible assets	(24,484)		(88,845)
Advances on non-current assets	(569,626)		(474,736)
Net cash (used in) provided by investing activities	(3,513,600)		10,388,563

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants conversion	689,160		-
Proceeds from short term loans - bank	5,924,660		-
Payments on short term loans - bank	(2,962,330)		7,647,822
Payments on notes payables	(48,582)
Distribution paid to noncontrolling interest shareholders	(4,780,790	)l	-
Net cash (used in) provided by financing activities	(1,177,882)		7,647,822

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	(54,890)		72,655

(DECREASE) INCREASE IN CASH	(2,653,526)		25,191,332

CASH and CASH EQUIVALENTS, beginning of year	53,843,951		8,814,616

CASH and CASH EQUIVALENTS, end of year	$51,190,425		$34,005,948
	0
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$3,806,691		$1,783,619
Interest paid (net of capitalized interest)	$62,286		$236,649
Non-cash investing and financing activities:
Reclassification of derivative liability to equity related to conversion of convertible no	$1,809,771		$-
Reclassification of derivative liability to equity related to exercise of warrants	$2,436,907
Distribution paid by offsetting accounts receivable - related party	$-		$3,735,243
Net assets acquired with prepayments made in prior periods	$-		$14,240,772
Net assets addition with unpaid commitment	$395,540		$14,240,772
Plant and equipment acquired with prepayments made in prior periods	$424,858		$87,305